UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

21ST CENTURY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (954) 581-9993

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

2011-2012 Excess of Loss Reinsurance Treaties

21st Century Holding Company (the “Company”, “we” or “us”), through its wholly owned subsidiary, Federated National Insurance Company (“Federated National”), has agreed upon the terms of its excess of loss catastrophe reinsurance treaties for the 2011 – 2012 hurricane season. These treaties are designed to reimburse Federated National for property losses under its homeowners’ insurance policies resulting from covered events in the State of Florida, the only state where Federated National is currently writing property insurance at this time.  We utilize reinsurance to reduce exposure to catastrophic risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus requirements. Our catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties with various retentions and limits.

Our private excess of loss type treaties have a term of one year beginning July 1, 2011 continuing through June 30, 2012 and have provisions for prepaid automatic reinstatement protection. These treaties are with reinsurers that currently have an A.M. Best Company (“AM Best”) or Standard & Poors rating of A- or better with the exception of one fully collateralized participant rated NR by AM Best.

A total estimated cost of $39.3 million to the Company is comprised of approximately $27.6 million for the herein referenced private reinsurance products which include prepaid automatic premium reinstatement protection and approximately $11.7 million payable to the Florida Hurricane Catastrophe Fund (“FHCF”) that was disclosed in the Company’s Form 8-K filed on March 3, 2011. The combination of private and FHCF reinsurance treaties will afford us with approximately $298.0 million of aggregate coverage with maximum first event coverage totaling approximately $226.0 million. Our retention in connection with the first two covered events is $7.0 million for each event.

The cost and amounts of reinsurance are based on management’s current analysis of Federated National’s exposure to catastrophic risk. Our data will be subjected to exposure level analysis as of various dates during the period ending December 31, 2011. This analysis of our exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in our exposure level.

Addendum No. 4 with The State Board of Administration of Florida

On March 3, 2011 the Company announced that Federated National had entered into a Reimbursement Contract with The State Board of Administration of Florida (SBA) which administers the FHCF for the 2011-2012 hurricane season (the Reimbursement Contract”). The Reimbursement Contract will reimburse Federated National for covered property losses under its homeowners’ insurance policies resulting from hurricanes that cause damage in the State of Florida, the state in which Federated National is currently writing these types of policies, through May 31, 2012.

On July 5, 2011, Federated National executed an Addendum No. 4 to the Reimbursement Contract between Federated National and the SBA (the “Addendum”).  The Reimbursement Contract and Addendum are all effective June 1, 2011 and afford Federated National approximately $154.1 million of aggregate coverage with maximum first event coverage totaling approximately $154.1 million for a premium of approximately $11.7 million.

The description of the terms of the Addendum to the Reinsurance Contract is qualified in its entirety by reference to the full text of the Addendum which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                       Financial Statements and Exhibits.

(c)	Exhibits.
10.1
Addendum No. 4 to the Reimbursement Contract between Federated National Insurance Company and The State Board of Administration of Florida (SBA) which administers the Florida Hurricane Catastrophe Fund (FHCF), effective June 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: July 7, 2011	By:	/s/ Peter J. Prygelski, III
Name: Peter J. Prygelski, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.1
Addendum No. 4 to the Reimbursement Contract between Federated National Insurance Company and The State Board of Administration of Florida (SBA) which administers the Florida Hurricane Catastrophe Fund (FHCF), effective June 1, 2011